                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


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                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (Amendment No.________ )1


                                Lightbridge, Inc.
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                                (Name of Issuer)

                          Common Stock, $.01 par value
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                        (Title of Class of Securities)


                                   532226 10 7
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                                 (CUSIP Number)



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CUSIP NO.  532226 10 7                13G              PAGE  2  OF  5
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   1.      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                    ENTREPRENEURIAL VENTURES, INC.
                    04-2912065
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   2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *         (a) [ ]
                                                                      (b) [x]
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   3.      SEC USE ONLY


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   4.      CITIZENSHIP OR PLACE OF ORGANIZATION
                    MASSACHUSETTS
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                         5.   SOLE VOTING POWER

                                  2,338,469 (See Note A)
      NUMBER OF          -------------------------------------------------------
        SHARES           6.   SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                    NONE
         EACH            -------------------------------------------------------
       REPORTING         7.   SOLE DISPOSITIVE POWER
        PERSON
         WITH                     2,338,469 (See Note A)
                         -------------------------------------------------------
                         8.   SHARED DISPOSITIVE POWER

                                   NONE
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   9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    2,338,469
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  10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                    NOT APPLICABLE.                                     [ ]
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  11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                    15.4
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  12.      TYPE OF REPORTING PERSON*
                    CO
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Note A: The amount indicated represents shares held by the following entities:
1,427,613 shares owned by Entrepreneurial Limited Partnership I ("ELP
I"), 798,356 shares owned by Entrepreneurial Limited Partnership II ("ELP II") and 112,500 shares owned by Entrepreneurial Limited Partnership III ("ELP III"). Entrepreneurial Ventures, Inc. is the sole general partner of ELP I and a general partner of ELP II and ELP III. Torrence C. Harder is the President of Entrepreneurial Ventures, Inc. and may be deemed to control it.

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CUSIP NO.  532226 10 7                13G              PAGE  3  OF  5
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ITEM 1(A).    NAME OF ISSUER:

              Lightbridge, Inc.
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ITEM 1(B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              281 Winter Street, Waltham, Massachusetts  02154
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ITEM 2(A).    NAME OF PERSON FILING:

              Entrepreneurial Ventures, Inc.
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ITEM 2(B).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              281 Winter Street, Waltham, Massachusetts  02154
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ITEM 2(C).    CITIZENSHIP:

              Massachusetts
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ITEM 2(D).    TITLE OF CLASS OF SECURITIES:

              Common Stock, $.01 par value
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ITEM 2(E).    CUSIP NUMBER:

              532226 10 7
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ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(H), CHECK WHETHER THE PERSON FILING IS A: Not applicable.

              (a)  [ ]  Broker or Dealer registered under Section 15 of the Act,

              (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act,

              (c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the
                        Act,

              (d)  [ ]  Investment Company registered under Section 8 of the
                        Investment Company Act,

              (e)  [ ]  Investment Advisor registered under Section 203 of the
                        Investment Advisors Act of 1940,

              (f)  [ ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund;
                        see 13d-1(b)(1)(ii)(F),

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USIP NO.  532226 10 7                 13G              PAGE  4  OF  5
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              (g)  [ ]     Parent Holding Company, in accordance with Rule
                           13d-1(b)(ii)(G); see Item  7,

              (h)  [ ]     Group, in accordance with Rule 13d-1(b)(l)(ii)(H).


ITEM 4.  OWNERSHIP.

              (a) Amount beneficially owned:
                  2,338,469
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              (b) Percent of class:
                  15.4
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              (c) Number of shares as to which such person has:

                  (i)    Sole power to vote or to direct the vote:  2,338,469
                                                                ----------------

                  (ii)   Shared power to vote or to direct the vote:  None
                                                                   -------------

                  (iii)  Sole power to dispose or to direct the
                         disposition of:      2,338,469
                                       -----------------------------------------

                  (iv)   Shared power to dispose or to direct the
                         disposition of:        None
                                       -----------------------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.  Not applicable.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
              Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
              Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
              Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.
              Not applicable.

ITEM 10. CERTIFICATION.
              Not applicable.

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CUSIP NO.  532226 10 7                 13G              PAGE  5  OF  5
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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to it is true, complete and correct.


                                              February 7, 1997
                                              ----------------------------------
                                                           (Date)

                                              /s/ TORRENCE C. HARDER
                                              ----------------------------------
                                                         (Signature)

                                              ENTREPRENEURIAL VENTURES, INC.
                                              By:  TORRENCE C. HARDER, PRESIDENT
                                              ----------------------------------
                                                         (Name/Title)